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                                                                    EXHIBIT (11)

                       WESTINGHOUSE ELECTRIC CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

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
                                                                YEAR ENDED DECEMBER 31
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
EQUIVALENT SHARES:
     Average shares outstanding....................   400,512,154     369,612,697     354,580,674
     Additional shares due to:
       Stock options...............................     6,887,136       4,525,244       3,964,508
       Series C preferred shares...................    36,000,000      36,000,000      25,191,067
                                                      -----------     -----------     -----------
          Total equivalent shares..................   443,399,290     410,137,941     383,736,249
                                                      ===========     ===========     ===========
ADJUSTED EARNINGS (IN MILLIONS):
     Loss from Continuing Operations...............   $      (838)    $       (19)    $        (8)
     Less: Series B preferred stock dividends......            --              34              50
                                                      -----------     -----------     -----------
     Adjusted loss from Continuing Operations......          (838)            (53)            (58)
     Income from Discontinued Operations...........           961              34              85
     Extraordinary item............................           (93)             --              --
                                                      -----------     -----------     -----------
     Adjusted net income (loss) for earnings per
       share.......................................   $        30     $       (19)    $        27
                                                      ===========     ===========     ===========
EARNINGS (LOSS) PER SHARE:
     From Continuing Operations....................   $     (1.89)    $     (0.13)    $     (0.15)
     From Discontinued Operations..................          2.17            0.08            0.22
     Extraordinary item............................          (.21)             --              --
                                                      -----------     -----------     -----------
          Earnings (loss) per share (a)............   $      0.07     $     (0.05)    $      0.07
                                                      ===========     ===========     ===========
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(a) For earnings per share using an alternative treatment for the Series C
    Preferred Shares, see note 15 to the financial statements included in Part
    II, Item 8 of this report.